BEAR STEARNS MORTGAGE SECURITIES INC.

                       Mortgage Pass-Through Certificates


                                 TERMS AGREEMENT


                                                  Dated: as of December 26, 1997



To:  BEAR STEARNS MORTGAGE SECURITIES INC.

Re:  Underwriting Agreement dated June 25, 1996

Underwriter:  Bear, Stearns & Co. Inc.

Series Designation:  Series 1997-6

Class Designation Schedule of the Publically Registered
Certificates: Class 1-A, 2-A, X, B-1, B-2, B-3, 3-A, 3-B-1,
3-B- 2, 3-B-3, R-1 and R-2

TERMS OF THE CERTIFICATES TO BE PURCHASED BY THE UNDERWRITER:


                              Original
CLASS                        PRINCIPAL AMOUNT               INTEREST RATE
-----                        ----------------               -------------
1-A                            $ 183,868,206                         (1)
2-A                            $  18,640,836                         (1)
X                                        (2)                         (2)
B-1                            $   7,414,272                         (3)
3-A                            $ 133,841,500                         (4)
3-B-1                          $   3,607,500                         (4)
3-B-2                          $   2,164,500                         (4)
R-1                            $         100                         (1)
R-2                            $         100                         (1)


------------------

(1) During each Interest Accrual Period the Class 1-A, Class R-1 and Class R-2 Certificates will bear interest at a variable Pass- Through Rate equal to 76.852867% of the weighted average of the Net Rates of the Group 1 Mortgage Loans, and the Class 2-A Certificates will bear interest at a variable Pass-Through Rate equal to 73.329648% of the weighted average of the Net Rates of the Group 2 Mortgage Loans.

(2) The Class X Certificates will have a Notional Amount equal to the sum of the Scheduled Principal Balances of the Group 1 Mortgage Loans and the Group 2 Mortgage Loans and will bear interest on this Notional Amount at a variable Pass-Through Rate equal to the weighted average of 23.147133% of the weighted average of the Net Rates of the Group 1 Mortgage Loans and 26.670352% of the weighted average of the Net Rates of the Group 2 Mortgage Loans (weighted on the basis of the respective Scheduled Principal Balances).

(3) During each Interest Accrual Period, the Class B-1 Certificates will bear interest at a variable Pass-Through Rate equal to 76.852867% of the weighted average of the Net Rates of the Group 1 Mortgage Loans (weighted by the excess of the Scheduled Principal Balance of the Group 1 Mortgage Loans immediately following the Due Date in the month prior to the month of the related Distribution Date over the aggregate Current Principal Amount of the Class 1-A, Class R-1 and Class R-2 Certificates immediately preceding the related Distribution Date) and 73.329648% of the weighted average of the Net Rates of the Group 2 Mortgage Loans (weighted by the excess of the Scheduled Principal Balance of the Group 2 Mortgage Loans immediately following the Due Date in the month prior to the month of the related Distribution Date over the aggregate Current Principal Amount of the Class 2-A Certificates immediately preceding the related Distribution
     Date).

(4) During each Interest Accrual Period, the Class 3-A, Class 3- B-1 and Class 3-B-2 Certificates will each bear interest at a variable Pass-Through Rate equal to the weighted average of the Net Rates of the Group 3 Mortgage Loans minus 76.4 basis points.


The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

DEFINED TERMS: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling and Servicing Agreement dated as of December 1, 1997, among Bear Stearns Mortgage Securities Inc., as seller, Liberty Lending Services, Inc., as master servicer, and Bankers Trust Company of California, as trustee.

FORM OF CERTIFICATES BEING PURCHASED BY THE UNDERWRITER: Book Entry except for the Class R-1 and Class R-2 Certificates which will be in certificated, fully registered form.

DISTRIBUTION DATES: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day commencing in January, 1998.

CERTIFICATE RATING FOR THE CERTIFICATES BEING PURCHASED BY THE UNDERWRITER:


CLASS                                         RATING
                                             MOODY'S                DCR

1-A...................................        Aaa                  AAA
2-A...................................        Aaa                  AAA
X.....................................        Aaa                  AAA
B-1...................................         NR                   AA
3-A...................................        Aaa                  AAA
3-B-1.................................        Aa2                   NR
3-B-2.................................         A2                   NR
R-1...................................        Aaa                  AAA
R-2...................................        Aaa                  AAA



MORTGAGE ASSETS: The Mortgage Loans to be included in the Trust Fund are as described in Annex A hereto.

PURCHASE PRICE: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $358,528,814.48 (plus $2,297,777.85 in accrued interest).

CREDIT ENHANCEMENT: None other than the subordination described in the related Prospectus Supplement.

CLOSING DATE: December 30, 1997, 9:00 a.m., New York time.


                  [Remainder of Page Intentionally Left Blank]

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.


BEAR, STEARNS & CO. INC.


By:  /S/ PAUL FRIEDMAN
     Name:  Paul Friedman
     Title: Senior Managing Director


Accepted:

BEAR STEARNS MORTGAGE SECURITIES INC.


By:  /S/ JOSEPH T. JURKOWSKI, JR.
     Name:.Joseph T. Jurkowski, Jr.
     Title: Vice President

                                     ANNEX A


                             Mortgage Loan Schedule

              SEE EXHIBIT B OF THE POOLING AND SERVICING AGREEMENT